EXHIBIT 5

                                 August 4, 2000

Board of Directors
Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233-1464

Gentlemen and Ms. Feigin:

         You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the Circuit City Stores, Inc. 1994 Stock Incentive Plan, as amended (the "1994 Plan"); the Circuit City Stores, Inc. 2000 Non-Employee Directors Stock Incentive Plan (together with the 1994 Plan, the "Plans"); and the 2000 director stock retainer grant (the "2000 Retainer Grant"). The
Registration Statement covers (i) 9,126,836 shares of Circuit City Stores, Inc.--Circuit City Group Common Stock, par value $.50 (the "Circuit City Common Stock"), which have been reserved for issuance under the Plans and the 2000 Retainer Grant, (ii) 9,126,836 Rights to Purchase Preferred Stock, Series E,
$20.00 par value of the Company (the "Circuit City Rights"), attached in equal number to the shares of Circuit City Common Stock which may be issued under the Plans and the 2000 Retainer Grant, (iii) 2,040,827 shares of Circuit City Stores, Inc.--CarMax Group Common Stock, par value $.50 (the "CarMax Common Stock"), which have been reserved for issuance under the Plans and the 2000 Retainer Grant, and (iv) 2,040,827 Rights to Purchase Preferred Stock, Series F, $20.00 par value, of the Company (the "CarMax Rights"), attached in equal number to the shares of CarMax Common Stock which may be issued under the Plans and the 2000 Retainer Grant.

         We are of the opinion that the 9,126,836 shares of Circuit City Common Stock and the 2,040,827 shares of CarMax Common Stock which are authorized for issuance under the Plans and the 2000 Retainer Grant, when issued and sold in accordance with the terms and provisions of the Plans and the 2000 Retainer Grant, will be duly authorized, legally issued, fully paid and nonassessable.

         We are also of the opinion that the 9,126,836 Circuit City Rights and the 2,040,827 CarMax Rights, when issued in accordance with the terms and provisions of the First Amended and Restated Rights Agreement dated February 16, 1999, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, (the "Rights Agreement"), will be duly authorized and legally issued.

         The opinion set forth in the preceding paragraph concerning the Circuit City Rights and the CarMax Rights is limited to the valid issuance of the Circuit City Rights and the CarMax Rights under the Stock Corporation Act of the Commonwealth of Virginia. In this connection, we have not been asked to, and accordingly do not, express any opinion herein with respect to any other aspect of either the Circuit City Rights or the CarMax Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of Circuit City Rights and CarMax Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate among shareholders or among any classes of shares or shareholders.

         The opinions set forth above are limited to matters of Virginia and federal law in effect on the date hereof.

         We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                                          Very truly yours,

                                                          s/McGuireWoods LLP